                                                                    EXHIBIT 11.2


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                                    MASTER
                          CONDITIONAL SALE AGREEMENT


                                    between


               Lucent Technologies Inc., InterNetworking Systems


                                      and

                    Communications Equipment Leasing Corp.


               ================================================

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                               TABLE OF CONTENTS

                                                                            Page



1.   DEFINITIONS............................................................  2

2.   SALE OF EQUIPMENT......................................................  5

     2.1  Delivery and Sale.................................................  5
     2.2  Shipping Documents................................................  5

3.   PURCHASE PRICE; PAYMENT AND PREPAYMENT.................................  6

     3.1  Purchase Price....................................................  6
     3.2  Payments of Purchase Price Balance................................  6
     3.3  Overdue Amounts...................................................  6
     3.4  Payments..........................................................  6
     3.5  Prepayment........................................................  6
     3.6  Purchaser's Obligations Unconditional.............................  7
     3.7  Purchase Price Balance............................................  8

4.   TITLE TO EQUIPMENT; SELLER COVENANTS...................................  8

     4.1  Retention of Title by Seller; Grant of Security Interest.........   8
     4.2  Transfer of Title................................................   9
     4.3  Application of Payments..........................................  10
     4.4  Seller Covenants.................................................  10

5.   CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT........................  10

     5.1  Conditions Precedent to Seller's Conditional Sale................  10
     5.2  Conditions Precedent to Lease of Equipment.......................  11

6.   REPRESENTATIONS AND WARRANTIES........................................  12

     6.1  Warranties of Seller.............................................  12
     6.2  Representations and Warranties of Purchaser......................  13

7.   COVENANTS.............................................................  14

     7.1  Reports, Etc.....................................................  14
     7.2  Preservation of Corporate Existence..............................  15
     7.3  Maintenance......................................................  15

8.   POSSESSION AND USE OF THE EQUIPMENT...................................  15

     8.1  Use of the Equipment.............................................  15
     8.2  Transfer of Title or Possession..................................  15
     8.3  Liens............................................................  15

                                      -i-

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9.   TAXES  16

10.  INSURANCE.............................................................  16
11.  RISK OF LOSS..........................................................  16
12.  INDEMNIFICATION.......................................................  17
13.  EVENTS OF DEFAULT.....................................................  17
14.  REMEDIES..............................................................  18
15.  RETURN OF EQUIPMENT...................................................  19
16.  IDENTIFICATION........................................................  19
17.  NOTICES...............................................................  19
18.  GENERAL...............................................................  20
     18.1  Expenses........................................................  20
     18.2  Relationship Of The Parties....................................   21
     18.3  Entire Agreement, Merger And Modification, No Waivers,
             Severability..................................................  21
     18.4  Limitation Of Liability.........................................  21
     18.5  Interpretation..................................................  21
     18.6  Submission to Jurisdiction......................................  22
     18.7  Immunity........................................................  22
     18.8  Assignment......................................................  22
     18.9  Further Acts....................................................  22
     18.10 No Waiver of Rights.............................................  22
     18.11 No Oral Modification; Oral Agreements...........................  23
     18.12 Survival........................................................  23
     18.13 Successors and Assigns..........................................  23
     18.14 Counterparts....................................................  23
     18.15 Confidentiality.................................................  23

                       MASTER CONDITIONAL SALE AGREEMENT


THIS MASTER CONDITIONAL SALE AGREEMENT dated as of August ___, 1999, is entered into by and between Lucent Technologies Inc., InterNetworking Services (together with its successors and assigns, "Seller"), a corporation organized and existing under the laws of the State of Delaware, U.S.A., and Communications Equipment Leasing Corp. (together with its permitted successors and assigns, "Purchaser"), a corporation organized and existing under the laws of the British Virgin Islands.

                                    RECITALS


     WHEREAS, the Seller is in the business of, among other things, selling telecommunications equipment;

     WHEREAS, the Purchaser is an Affiliate of various operating companies that, among other businesses, provide telecommunications services;

     WHEREAS, the Purchaser and the Seller desire to structure a master arrangement whereby, from time to time, the Purchaser will purchase telecommunications equipment from the Seller and Seller will sell such equipment to Purchaser on a conditional sale basis;

     WHEREAS, from time to time Purchaser may lease such equipment, on an operating lease basis, to certain of its Affiliates in North, Central and South America (the "Region");

     WHEREAS, CELC/IFX, LLC owns all of the outstanding shares of the Purchaser and has agreed, in favor of the Seller, to guarantee the obligations of the Purchaser hereunder, and in connection herewith, and to provide a charge over shares of the Purchaser to the Seller to secure its obligations under such guarantee; and

     WHEREAS, the ultimate parent of the Purchaser, IFX Corporation has agreed, in favor of the Seller, to guarantee the obligations of the Purchaser hereunder, and in connection herewith; and

     WHEREAS, among other conditions, it is a condition precedent to the entry by the Seller into this Agreement that CELC/IFX, LLC and IFX Corporation deliver such guarantees and CELC/IFC, LLC delivers such charge over shares;

     NOW THEREFORE, in consideration of the foregoing, the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Seller and the Purchaser agree as follows:

                                   AGREEMENT

1. DEFINITIONS

Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Agreement and shall apply equally to the singular and the plural forms of the terms herein defined:

"Affiliate" with respect to any Person, means any other Person, at the time such determination is made, directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, "control" (including "controlled by" and "under common control with") means, at the time such determination is made, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.

"Agreement", "this Agreement", "herein", "hereunder", "hereof" or other words of like import mean this Conditional Sale Agreement, as it may hereafter be amended, supplemented or modified from time to time.

"Bill of Sale" means, with respect to any item of Equipment, a bill of sale to be executed by Seller in favor of Purchaser in respect of such Equipment, which bill of sale shall be substantially in the form of Exhibit A hereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, or Alameda, California are authorized or required by law to close.

"Charge Over Shares" means the charge over shares governed by the laws of the British Virgin Islands provided by CELC/IFX, LLC with respect to the shares of the Purchaser to the Seller to secure its obligations under the Guarantee in favor of Seller by CELC/IFX, LLC.

"Claim" means any and all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including, without limitation, claims relating to environmental discharge, cleanup or compliance), and all costs and expenses whatsoever to the extent they may be actually incurred or suffered by an Indemnified Person in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Equipment, damage to or loss of use of property (including, without limitation, consequential or special damages to third parties or damages to Purchaser's property), or bodily injury to or death of any person (including, without limitation, any agent or employee of Purchaser).

"Collateral" has the meaning specified in Section 4.1.

"Conditional Sale Documents" means this Agreement, each Shipping Document, the Note, each Lease, each Lease Assignment, each Guarantee, the Charge Over Shares and any other supplement, document, instrument, certificate, amendment, modification, assignment or agreement related to, contemplated by or executed in connection with any of the foregoing.

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"Default" means any event or condition that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Dollars" or "$" means the legal currency of the United States of America.

"Equipment" means any or all of the equipment, from time to time, sold by the Seller to the Purchaser and identified in each Shipping Document delivered by Seller in accordance with the provisions hereof.

"Event of Default" has the meaning specified in Section 14.

"Event of Loss" means, in respect of any item of Equipment, the occurrence of any event or circumstance that has resulted (i) in such item of Equipment being lost, stolen, destroyed or damaged beyond economic repair, (ii) in the condemnation, confiscation, seizure or requisition of title to or use of such item of Equipment or (iii) in an insurance settlement on the basis of a total loss or compromised total loss of such item of Equipment.

"Governmental Approval" means all licenses, permits, consents and approvals of, the giving of notices to, and the registration, recording and filing of all documents with, and the taking of all other actions in respect of any governmental or quasi-governmental authority (including, without limitation, any court or judicative body) in the United States, any state or municipality therein or in the British Virgin Islands or any other applicable country or jurisdiction.

"Guarantee" means the Guarantee in favor of Seller by each Guarantor substantially in the form of Exhibit C hereto.

"Guarantor" means each of IFX Corporation, a Delaware corporation, IFX/EN Inc., a Delaware corporation, Emerging Networks, Inc., a British Virgin Islands corporation, CELC/IFX, LLC, a Delaware limited liability company and any other Affiliate of the Purchaser that owns, directly or indirectly, outstanding shares of a Lessee.

"Indemnified Person" means Seller and its officers, directors, shareholders, partners, and employees.

"Lease" means each lease entered into between the Purchaser and a Qualified Lessee pursuant to which Equipment is leased, which lease shall be substantially in the form of Exhibit D hereto; provided that the parties may, by mutual agreement, modify the terms or form of such lease to address country specific issues, including without limitation any relevant regulatory and tax issues, in accordance with Section 8.2.

"Lien" means any mortgage, pledge, lien, charge, assignment, encumbrance, lease, exercise of rights, security interest, claim or right of another.

"Mandatory Prepayment Event" means any of the events, conditions or circumstances specified in Section 3.5(b).

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"Maturity Date" means, with respect to an item of Equipment, the date that is
(i) the first day after the conclusion of the forty second (42nd) Monthly Period in respect of such Equipment, provided that if such date is not a Business Day, the Maturity Date shall be the last Business Day of such Monthly Period or (ii) such earlier date to which the Maturity Date may be accelerated in accordance with the provisions of this Agreement.

"Monthly Period" means, with respect to any Equipment, (i) initially, the period from, and including, the first day of the calendar month following the calendar month in which the Shipment Date for such Equipment occurs to, and including, the last day of such calendar month and (ii) thereafter, each calendar month prior to the Maturity Date in respect of such Equipment, provided, however, that if the Shipment Date in respect of such Equipment occurs on or prior to the first Business Day of a calendar month then, in respect of such Equipment, subclause (i) of this definition shall not be applicable and the first Monthly Period in respect of such Equipment shall commence on the first day of the calendar month in which the Shipment Date of such Equipment occurs.

"Note" means the promissory note evidencing the payment obligations of the Purchaser hereunder, which promissory note shall be substantially in the form of Exhibit B hereto.

"Overdue Rate" means the per annum interest rate that equals the lesser of (i) the maximum rate of interest permitted by applicable law and (ii) 15.75%.

"Payment Date" means, with respect to each Monthly Period, the first Business Day of such Monthly Period.

"Payment Event" means, in respect of each item of Equipment and as determined by the Seller, the full, final and unconditional payment by the Purchaser of the Purchase Price in respect of such item of Equipment together with all accrued and unpaid interest thereon and all other amounts then due and owing in respect of such item of Equipment hereunder.

"Permitted Liens" means (a) the title and interest of Seller under this Agreement and the rights of Seller hereunder and under the Conditional Sale Documents and of any Qualified Lessee under a Lease, and (b) prior to the expiration or termination of the Term, liens for Taxes, assessments or other governmental charges or levies imposed on Purchaser or any Lessee which are not delinquent, or which are in good faith being contested by Purchaser or such Qualified Lessee by appropriate proceedings (and for the payment of which adequate reserves satisfactory to Seller have been provided), so long as such proceedings do not involve any risk of the sale, forfeiture or loss of the Equipment, or Seller's interests with respect thereto.

"Person" means any individual, sole proprietorship, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, institution, entity or government (national, federal, state, provincial or local, or any agency, instrumentality, division or body thereof).

"Prepayment Value" means, in respect of any item of Equipment, an amount calculated in respect of such Equipment in accordance with Section 3.5(a).

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"Purchase Price" means, in respect of any item of Equipment, the amount due to the Seller for the purchase of such item of Equipment (exclusive of costs to be paid by Purchaser in connection with the delivery of such Equipment for freight, installation, maintenance, professional services and taxes), which amount shall be set out in the invoice issued by the Seller in respect of such item of Equipment.

"Purchase Price Balance" means, in respect of any item of Equipment at any time, the amount of the Purchase Price for such Equipment that has not then been paid which amount will be determined in accordance with Section 3.7 hereof.

"Qualified Lessee" means any Person organized under the laws of a jurisdiction, and conducting business in, the Region which is an Affiliate of the Purchaser and a direct or indirect subsidiary of IFX Corporation.

"Shipping Documents" means, with respect to each item of Equipment, the documents delivered by Seller in respect thereof in accordance with Section 2.2.

"Shipment Date" means, in respect of any Equipment, the date on which such equipment is shipped by, or on behalf of, the Seller to the Purchaser (or to its direction) which date shall be the date designated as such in a Shipping Document.

"Standard Terms" means Seller's standard terms of sale as such terms may be amended, modified or supplemented from time to time.

"Term" means the period from the first Shipment Date hereunder until the date on which all obligations of Purchaser to Seller hereunder and under the other Conditional Sale Documents shall have been satisfied.

2. SALE OF EQUIPMENT

     2.1 Delivery and Sale. From time to time on any Business Day on or prior to June 30, 2000, Seller will sell, and Purchaser will purchase, Equipment subject to the terms of this Agreement and to the Standard Terms provided that at no time may the aggregate Purchase Price in respect of all Equipment sold and purchased hereunder exceed $10,000,000. On each Shipment Date, the Seller shall be deemed to sell, and the Purchaser shall be deemed to purchase, the relevant Equipment subject to the terms of this Agreement and to the Standard Terms. In the event of any inconsistency between the provisions of this Agreement and the Standard Terms, the provisions of this Agreement will prevail.

     2.2 Shipping Documents. Concurrently with the shipment of each item of Equipment to Purchaser, Seller shall deliver to the Purchaser shipping documents that identify such Equipment and the Shipping Date for such Equipment. The information set forth in such shipping documents shall be binding on the Purchaser absent manifest error.

3. PURCHASE PRICE; PAYMENT AND PREPAYMENT

     3.1 Purchase Price. In consideration of the shipment by Seller of any Equipment, Purchaser hereby agrees to pay the Purchase Price for such Equipment, together with interest on the Purchase Price Balance for such Equipment from time to time, on the dates and in the amounts determined in accordance with
Section 3.2. The interest with respect to the Purchase Price Balance of each item of Equipment shall accrue (x) from, and including, the first day of the calendar month following the calendar month in which the Shipment Date in respect of such Equipment occurs (y) to, but excluding, the Maturity Date for such Equipment.

     3.2 Payments of Purchase Price Balance. On each Payment Date in respect of each Monthly Period for each item of Equipment, the Purchaser shall pay to Seller, an amount that equals the product of (i) the Purchase Price for such Equipment and (ii) the factor set forth as the payment factor in Schedule I hereto opposite such Monthly Period. The Purchaser shall also pay the outstanding Purchase Price Balance in respect of any Equipment in full on the Maturity Date in respect of such Equipment together with any other amounts due in respect of such Equipment hereunder.

     3.3  Overdue Amounts. If (i) any amount payable by Purchaser pursuant to
Section 3.2 is not paid in full within ten (10) days of the due date therefor or
(ii) any other amount payable by the Purchaser under this Agreement (including, without limitation, Section 13) or any other Conditional Sale Document is not paid in full when due, then Purchaser shall pay to Seller, to the extent permitted by law, an additional amount equal to interest at the Overdue Rate on the amount not paid for each day during the period from, and including the due date to, but excluding, the date on which such amount is paid in full.

     3.4 Payments. All payments to Seller hereunder shall be made, in Dollars, by wire transfer in immediately available funds to Seller c/o the account of Ascend Communications, Inc. at Wells Fargo Bank, Oakland Main Office, Oakland, California, Account No. 52298073, ABA No.: 011 000 390, or to such other person(s) or account(s) as Seller may designate from time to time.

     3.5  Prepayment.
          (a) Optional Prepayment. So long as no Event of Default shall have occurred and be continuing hereunder, the Purchaser shall have the right, upon giving at least thirty (30) days' prior written notice to Seller, to prepay the Purchase Price Balance which is then outstanding with respect to all or any items of Equipment provided that any prepayment in respect of less than all items of Equipment shall be in a minimum amount of $500,000. Such notice shall specify the amount and the date of such prepayment (which date shall be a Payment Date) and, in the case of a prepayment in respect of less than all items of Equipment, the Equipment to which such prepayment relates. Once given, any such notice shall be irrevocable. On the date specified for prepayment, the Purchaser shall pay to the Seller the amounts payable by the Purchaser on such Payment Date pursuant to Section 3.2, the Prepayment Value of the Equipment in respect of which the Purchase Price Balance is being prepaid and any other amounts payable in respect of such Equipment hereunder. The Prepayment Value in respect of any item of Equipment shall be the amount determined by the Seller to equal the then present value of the amounts that would have been payable by the Purchaser under Section
3.2 with respect to such Equipment discounted at a rate equal to the per annum yield to maturity for United States Treasury obligations (as published in the Wall Street Journal) as of the prepayment date with a like term maturity to the weighted average life of such remaining payments plus 150 (one hundred fifty) basis points.

          (b) Mandatory Prepayments. Purchaser shall immediately prepay the aggregate Purchase Price Balance of all Equipment which is then outstanding, all unpaid interest determined by Seller to have accrued on such amount, the Prepayment Value in respect of such Equipment and all other amounts outstanding hereunder, under the Note and under the other Conditional Sale Documents within five (5) Business Days following receipt of notice from Seller (stating in reasonable detail the basis for such notice), that this Agreement or any other Conditional Sale Document has become, or is determined to be, illegal, invalid or unenforceable, or for any other reason does not constitute a valid reservation of title in the Equipment in favor of Seller, or is not effective to continue a validly perfected first priority security interest, as the case may be, in favor of Seller in respect of all of the Collateral, or Purchaser or any Affiliate of Purchaser takes any action, directly or indirectly, to challenge the legality, validity or binding effect of this Agreement, or any other Conditional Sale Document provided that Purchaser shall not be required to make any payment of Prepayment Value if prepayment under this Section 3.5(b) results from facts or circumstances not within the control of, or caused by, Purchaser.

     3.6 Purchaser's Obligations Unconditional. Purchaser's obligation to pay the full amount of the Purchase Price and interest thereon for the Equipment and all other amounts payable to Seller hereunder, under the Note and under the other Conditional Sale Documents (each, a "Payment") shall be absolute and unconditional under any and all circumstances, shall not be subject to notice or demand unless otherwise provided herein, and shall not be affected by any circumstance of any character, including, without limitation: (a) any setoff, counterclaim, deduction, recoupment, abatement, suspension, deferment, diminution, proration, defense or other right which Purchaser may have against Seller or any other Person for any reason whatsoever, including any claim of Purchaser against Seller or any other Person; (b) any defect in the title, condition, design, operation or fitness for use, or any damage to, or loss or destruction of, or any Lien upon the Equipment or the interruption or cessation or restriction in the use or possession thereof by Purchaser for any reason whatsoever; (c) any condemnation, expropriation, requisition or other taking of the Equipment; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings by or against Purchaser, Seller or any other Person; (e) any change, extension, waiver, indulgence or other act or omission in respect of any obligation or liability of Purchaser or Seller except as otherwise expressly provided thereby; (f) any failure by Purchaser or any Affiliate to obtain any anticipated tax allowances or other tax benefits in the United States or elsewhere; or (g) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing and whether or not Purchaser or Seller shall have had any knowledge, actual or otherwise, of any of the foregoing. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, Purchaser nonetheless agrees to pay to Seller an amount equal to the aggregate Purchase Price Balance of all Equipment at the time of payment, plus interest accrued to the date of payment, the Prepayment Value in respect of such Equipment and all other amounts payable hereunder and under any other Conditional Sale Document, and, upon such payment in full, Seller shall, to the extent permitted by applicable law, transfer the title to the Equipment which has been retained by Seller hereunder to Purchaser and otherwise comply with the provisions of Section 4.2. Except as otherwise expressly provided hereunder, to the extent permitted by applicable law, Purchaser waives and disclaims all rights now or hereafter conferred by statute or otherwise to terminate, cancel, quit or surrender this Agreement or the Equipment or to any abatement, suspension, deferment, diminution, reduction or proration of any payment on account of any occurrence described in this Agreement. Each payment paid by Purchaser hereunder shall be final, and Purchaser shall not seek to recover all or any part of such payment from Seller, or from whosoever may be entitled thereto, for any reason whatsoever. Notwithstanding the foregoing, Purchaser shall not be required to make any payment of Prepayment Value if payment under this Section 3.6 results from facts or circumstances not within the control of, or caused by, Purchaser.

     3.7 Purchase Price Balance. As long as no Default or Event of Default has occurred and is continuing, the Purchase Price Balance, at any time of the determination thereof, in respect of any item of Equipment will equal (x) the product of (i) the Purchase Price for such Equipment and (ii) the factor set forth as the purchase price balance factor in Schedule I hereto opposite the then most recent Monthly Period in respect of which a Payment Date has occurred minus (y) any other payments allocated to reduce the Purchase Price Balance of such Equipment hereunder. Upon the occurrence, and during the continuation of, a Default or an Event of Default, the Purchase Price Balance at such time in respect of any item of Equipment shall be such amount as the Seller may, in good faith, determine. The Seller shall maintain in its records a running calculation of the Purchase Price Balance in respect of such Equipment which calculation, absent manifest error, shall be deemed conclusively correct. The aggregate Purchase Price Balance of any Equipment may be adjusted upward if and to the extent that at any time all or any part of any payment theretofore received by Seller from or on behalf of Purchaser pursuant to Section 3.2 or 3.5(a) in respect of such Equipment, or any of the other obligations of Purchaser hereunder or under the Note or any other Conditional Sale Document, is or must be rescinded, released, rebated or returned by Seller to Purchaser, any Qualified Lessee or any other person for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, winding-up or reorganization of Purchaser, any Qualified Lessee or any other person, or in respect of any obligation owed to any Qualified Lessee under the Lease Documents), in which case, the obligations of Purchaser, shall, for purposes of this Agreement and the other Conditional Sale Documents, be deemed to be readjusted or reinstated to the extent of any such recovery notwithstanding such payment, as though such payment had not been made. The allocation of any such upward adjustment to the Purchase Price Balance of the Equipment shall be made by Seller in the good faith exercise of its reasonable discretion.

4. TITLE TO EQUIPMENT; SELLER COVENANTS

     4.1 Retention of Title by Seller; Grant of Security Interest. Notwithstanding the shipment of the Equipment to Purchaser and its possession and use thereof by Purchaser or any Qualified Lessee, Seller shall and does hereby retain, to the exclusion of Purchaser to the extent permitted by applicable law, the full title to and property interest in the Equipment and all proceeds thereof.

          In addition, to secure its obligations hereunder and under each other Conditional Sale Document, Purchaser hereby grants, pledges, transfers, assigns and sets over to Seller and hereby mortgages, charges and assigns to Seller all of Purchaser's right, title and interest in and to the following:

          (w)  the Equipment;

          (x) any lease of all or any part of the Equipment (including, without limitation, any Lease), any contract assigning or otherwise transferring to Purchaser any right, title or interest in, to or under any lease or granting to Purchaser any security interest in any lease or in amounts due thereunder, together with all renewals of any such lease, sublease or any such contract executed from time to time, and all payments, including, without limitation, all payments of rent, all insurance proceeds (other than public liability insurance proceeds) and all other amounts due or to become due thereunder;

          (y) all rents, deposits, commitment fees, option payments, reserves, agreed value payments, issues, profits, revenues, products and other income, together with and the right to receive any of the foregoing, relating to all or any portion of the Equipment or any other of the foregoing, whenever acquired, including, without limitation, the proceeds of any insurance maintained with respect to any of the foregoing and all proceeds of any condemnation, expropriation or requisition payable with respect to any of the foregoing and all proceeds payable or received with respect to an Event of Loss; and

          (z)  all proceeds of the foregoing.

          All of the property described in this Section 4.1 shall be referred to hereinafter collectively as the "Collateral".

          Subject to Section 4.2, Seller shall continue to retain such title, interest and property in the Equipment and the other Collateral, as security for the prompt payment when due of the Purchase Price Balance, and interest thereon, any other sums due and owing to Seller pursuant to the terms of this Agreement and the other Conditional Sale Documents, and the performance and observance by Purchaser of all the agreements, covenants and provisions herein and in the other Conditional Sale Documents.

     4.2 Transfer of Title. Upon a Payment Event in respect of any item of Equipment, and without releasing or limiting any obligations of Purchaser under this Agreement or any other Conditional Sale Documents which by their terms survive the Maturity Date of such Equipment or the expiration or termination of this Agreement, Seller shall (a) release its security interest in such Equipment and the Collateral related thereto, (b) transfer to Purchaser good and marketable title to such Equipment, free of any Liens created by or through the Seller, by execution and delivery to Purchaser of a Bill of Sale for the Equipment, and (c) execute and deliver (at Purchaser's sole cost and expense) such documents or take such actions evidencing such release of security interest and transfer of title as Purchaser shall reasonably request including, without limitation, the cancellation of all filings in respect of such Equipment which reflect Seller's interest therein.

     4.3  Application of Payments.

          (a) As long as no Event of Default has occurred and is continuing, Seller shall apply any amount realized or received pursuant to the Conditional Sale Documents promptly upon the receipt of same in the following order: first, to payment of any interest payable pursuant to Section 3.3; second, to payment of any Prepayment Value, cost, expense or indemnity payable hereunder; third, to payment of any amount payable pursuant to Section 3.2; fourth, to payment of any other amounts (other than Purchase Price Balance) payable hereunder; and fifth, to payment of the Purchase Price Balance in respect of such Equipment.

          (b) As long as an Event of Default has occurred and is continuing, Seller shall apply amounts realized or received pursuant to the Conditional Sale Documents, promptly upon receipt of the same, against the Purchase Price Balance, any Prepayment Value, all interest thereon and any other amounts then due to Seller under any Conditional Sale Document in such manner as Seller, in its sole discretion, deems appropriate.

     4.4 Seller Covenants. Seller hereby agrees for the benefit of Purchaser that, unless an Event of Default shall have occurred and be continuing, Seller shall not interfere with or deprive the Purchaser or applicable Qualified Lessee of the peaceful and quiet enjoyment of the Equipment or exercise any right of a "Lessor" under any Lease.

5.   CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

     5.1 Conditions Precedent to Seller's Conditional Sale. The obligation of Seller to sell the Equipment to Purchaser hereunder is subject, to the extent described below in this Section 5.1, to the satisfaction of each of the following conditions precedent:

          (a) Purchaser Documents. Seller shall have received, on or prior to the first Shipment Date hereunder, (i) the Note duly executed by the Purchaser and in full force and effect; (ii) the Guarantee of each of IFX Corporation, IFX/EN, Inc., Emerging Networks, Inc. and CELC/IFX, LLC duly executed and delivered by the Guarantor thereof and in full force and effect; and (iii) the Charge Over Shares duly executed and delivered by CELC/IFX, LLC thereof and in full force and effect.

          (b) Certain Conditions. On each Shipment Date, the representations and warranties of Purchaser in Section 6 will be true and correct and by its acceptance of the Equipment Purchaser shall be deemed to have represented to Seller that, such representations and warranties are true and correct.

          (c) Proof of Corporate Action. On or prior to the first Shipment Date hereunder, Seller shall have received copies of the corporate resolutions, delegations and all other documents supporting and evidencing all corporate action taken by Purchaser and each Guarantor to authorize the execution and delivery of each Conditional Sale Document to which it is a party, certified by the Secretary or other duly authorized officer of Purchaser or Guarantor, as the case may be, and all other documents which Seller may reasonably request relating to the legal existence of Purchaser and each Guarantor, the corporate authority for and the validity of this Agreement and all other Conditional Sale Documents thereunder and any other matters relevant thereto, all in form and substance reasonably satisfactory to Seller.

          (d) Insurance. On or prior to each Shipment Date, Seller shall have received the broker's report and certificates of insurance with respect to the insurance required to be maintained pursuant to Section 10 in respect of the related Equipment, in each case, in form and substance satisfactory to Seller.

          (e) Opinions of Counsel. On or prior to the first Shipment Date hereunder, Seller shall have received an opinion of British Virgin Islands counsel to the Purchaser, in form and substance reasonably satisfactory to Seller, dated the date of this Agreement and addressed to Seller.

          (f) Registration and Recording. On or prior to the first Shipment Date hereunder, Seller shall have received evidence satisfactory to Seller that
(i) Uniform Commercial Code financing statements have been duly executed and delivered by Purchaser, as debtor, and Seller, as secured party, and have been duly filed in all places within the States of Illinois and Florida; (ii) all registrations, recordings, filings or any other action with any relevant government authority in the British Virgin Islands have been duly completed; and
(iii) all registrations, recordations, filings or any other action have been duly completed in all other places in which such filings are necessary or advisable, in the opinion of counsel for Seller, to establish, maintain, preserve, perfect and protect Seller's rights, titles and interests under the Conditional Sale Documents in and to the Collateral.

          (g) Consents and Approvals. On or prior to the first Shipment Date hereunder, all approvals and consents of any trustee or holder of any indebtedness or obligation of Purchaser or any Guarantor which are required in connection with any of the transactions contemplated by the Conditional Sale Documents, shall have been duly obtained, and evidence thereof reasonably satisfactory in form and substance to Seller, certified by duly authorized officers of Purchaser or Guarantor, as the case may be, shall have been delivered to Seller.

          (h) Other Matters. On each Shipment Date, all other matters incident to the purchase and conditional sale of the Equipment, the Lease Agreements shall be reasonably satisfactory to Seller. Without limiting the generality of the foregoing, (i) in Seller's reasonable good faith judgment (A) all action necessary or advisable to protect or maintain Seller's rights, titles and interests under the Conditional Sale Documents and in the Equipment have been taken, and (B) the Conditional Sale Documents and the transactions contemplated thereby shall comply in all material respects with legal and regulatory requirements of the jurisdiction in which the Equipment is to be located, and
(ii) no sales, use, value added, stamp or transfer type tax (however named or described) that has not been paid or indemnified by Purchaser shall be imposed on Seller as a result of the Conditional Sale Documents or the transactions contemplated thereby, including, without limitation, sales tax imposed in the country and local jurisdiction in which the Equipment is, or is intended to be, located.

     5.2 Conditions Precedent to Lease of Equipment. The Purchaser agrees that the lease of any Equipment to a Qualified Lessee is subject, to the extent described below in this Section 5.2, to the satisfaction of each of the following conditions precedent:

          (a) Lease Documents. Prior to the lease of any Equipment to a Qualified Lessee, Seller shall have approved the form of Lease, the Lease shall be in full force and effect and Seller shall have received (i) a chattel paper counterpart of the Lease, (ii) any relevant Guarantee, (iii) the organizational documents of the Qualified Lessee and (iv) originals, or copies, duly certified in a manner satisfactory to Seller, of all documents to be delivered to Purchaser at the closing with respect to the Lease.

          (b) Registration and Recording. Prior to the lease of any Equipment to a Qualified Lessee, Seller shall have received evidence satisfactory to Seller that:

               (i) upon the lease of such Equipment, the Seller will retain full ownership rights to and interest in the Equipment, and the Seller will have a first-priority security interest in the corresponding Lease and other Collateral under applicable law of the jurisdiction in which such Equipment is to be located; and

               (ii) precautionary Uniform Commercial Code financing statements and all registrations, recordations, filings or any other similar action with any relevant government authority in the British Virgin Islands or any other relevant jurisdiction have been duly executed by the relevant Qualified Lessee, as lessee, and Purchaser, as lessor, and listing Seller as assignee, and shall be promptly duly filed in the States of Illinois and Florida, the British Virgin Islands or any other applicable jurisdiction, to establish, maintain, preserve, perfect and protect Seller's rights, titles and interests in and to the relevant Lease.

          (c) Consents and Approvals. On or prior to the lease of any Equipment to a Qualified Lessee, all appropriate action, if any, required to have been taken in connection with such Lease shall have been duly taken by any governmental authority or agency having jurisdiction, and Purchaser shall have furnished to Seller copies of all governmental consents, permits and approvals, if any, required for the execution, delivery or performance of such Lease.


6.  REPRESENTATIONS AND WARRANTIES

     6.1 Warranties of Seller. SELLER MAKES NO REPRESENTATION OR WARRANTY IN THIS AGREEMENT OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE EQUIPMENT, ITS MERCHANTABILITY, OR ITS FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL NOT BE LIABLE TO PURCHASER OR ANY OTHER PERSON (INCLUDING ANY LESSEE) FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE USE OF THE EQUIPMENT, OR FOR DAMAGES BASED ON STRICT OR ABSOLUTE TORT LIABILITY OR SELLER'S PASSIVE NEGLIGENCE. EACH OF PURCHASER AND SELLER HEREBY ACKNOWLEDGES THAT ANY MANUFACTURER'S OR SUPPLIER'S WARRANTIES WITH RESPECT TO THE EQUIPMENT ARE FOR THE BENEFIT OF BOTH PURCHASER AND SELLER. NOTWITHSTANDING THE FOREGOING, PURCHASER'S OBLIGATIONS TO MAKE EACH PAYMENT DUE, OR OTHERWISE PERFORM ITS OBLIGATIONS, UNDER THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL.

     6.2 Representations and Warranties of Purchaser. Purchaser makes the following representations, warranties and covenants as of the date hereof and as of each Shipment Date that:

          (a) Corporate Status and Power. The Purchaser (a) is a corporation duly organized, validly existing and in good standing or the equivalent under the laws of the jurisdiction of its organization, (b) has all powers required to conduct its business, (c) has full corporate power, authority and legal right to execute, deliver and perform this Agreement and each other Conditional Sale Document to which it is party and to carry out the transactions contemplated hereby.

          (b) Due Execution and Enforceability. Each of this Agreement and each other Conditional Sale Document to which it is party has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws applicable to creditors generally or by general principles of equity.

          (c) Non-Contravention. Neither the execution and delivery by the Purchaser of this Agreement or any other Conditional Sale Document to which it is a party nor the consummation by the Purchaser of the transactions contemplated hereby or thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (a) conflict with the certificate of incorporation or by-laws of the Purchaser; (b) violate any material judgment, decree or order or statute, rule or regulation applicable to the Purchaser, (c) contravene or result in any breach of, or constitute a default under any indenture, mortgage, material contract or other material agreement to which Purchaser is a party or by which Purchaser or any of its properties may be bound or affected, or (d) result in the creation of any Lien (excepting the Lien arising pursuant to the Conditional Sale Documents), charge or encumbrance upon any property of Purchaser.

          (d) Government Approvals. All Governmental Approvals, if any, required in connection with the execution and delivery by Purchaser of the Conditional Sale Documents to which Purchaser is a party, the consummation of the transactions by Purchaser contemplated thereby, and the performance of its obligations thereunder, have been, or will be contemporaneously with the delivery of the Equipment hereunder, obtained, given or accomplished.

          (e) Litigation. There is no action or proceeding pending or, to the knowledge of Purchaser, overtly threatened against or affecting Purchaser or any of the Collateral before any court or other governmental authority or arbitration body which, if adversely determined, is reasonably likely to materially and adversely affect the financial condition of Purchaser or the ability of Purchaser to perform its obligations under the Conditional Sale Documents to which it is party, or which questions in any respect, directly or indirectly, the legality, validity, binding effect or enforceability of any of the Conditional Sale Documents or any part or portion thereof, or any action contemplated thereby.

          (f) No Default. No Default or Event of Default has occurred and is continuing or will result from the purchase of the relevant Equipment or consummation of the other transactions contemplated by the Conditional Sale Documents; and to the best of Purchaser's knowledge, there does not exist any material default or failure of condition or performance under any Lease by a Qualified Lessee or by Purchaser in its capacity as Lessor thereunder.

          (g) All Disclosures Made. No document, certificate or statement furnished by Purchaser to Seller in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading. There is no fact which Purchaser has not disclosed to Seller in writing which materially adversely affects or, so far as Purchaser can reasonably foresee, will materially adversely affect the ability of Purchaser to carry on its business and perform its obligations under this Agreement and the other Conditional Sale Documents.

          (h) Leases Comply with Applicable Law. In respect of any Lease, to the knowledge of Purchaser after reasonably inquiry, the form of Lease to be entered into by the Purchaser and the Qualified Lessee in connection with the corresponding Equipment complies with the requirements of all applicable laws and contains all information and disclosures required by such applicable laws.

7.  COVENANTS

Purchaser agrees that during the Term, unless Seller shall otherwise consent in writing:

     7.1 Reports, Etc. Purchaser shall furnish to Seller the following described reports, notices and information:

          (a) Notice of Default or Event of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice signed by a senior officer of Purchaser specifying the nature and period of existence thereof and what action Purchaser is taking or proposes to take with respect thereto;

          (b) Equipment Location. Promptly upon installation or relocation of any Equipment, a list showing the installation locations of such Equipment and the serial numbers of such Equipment, if any.

          (c) Financial Performance of Purchaser. Promptly, but in any event no later than 30 days from the date on which they are filed with the Securities and Exchange Commission, copies of the 10K and 10Q filings of IFX Corporation. Promptly, but in any event no later than 60 days after the end of each fiscal quarter and 90 days after the end of each fiscal year, financial statements of the Purchaser for such period certified by a senior officer of Purchaser as having been prepared in accordance with generally accepted accounting principles and fairly presenting the financial condition of the Purchaser.

          (d) Requested Information. Promptly upon request, such other data and information as from time to time Seller may reasonably request, including information on the operating performance and projected performance, periodic information regarding acquisition activity and the subscriber base in each country in the Region in which the Purchaser and its

Affiliates operate. Information provided to the Purchaser pursuant this clause
(d) shall be subject to the confidentiality provisions of Section 18.15 hereof.

     7.2 Preservation of Corporate Existence. (a) Purchaser shall maintain and preserve its corporate existence; (b) Purchaser shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate franchises and all rights necessary to carry on its business and operations; and
(c) Purchaser shall not, without the prior written consent of Seller, consolidate with or merge or amalgamate into (or attempt any such consolidation, merger or amalgamation) any other corporation or permit any other corporation to merge into it, provided that the foregoing shall not apply to any consolidation or merger of Purchaser with any Guarantor or with any subsidiary of Purchaser so long as such Guarantor or Purchaser, as applicable, is the survivor and no Default or Event of Default will result therefrom.

     7.3 Maintenance. Purchaser shall maintain, or cause to be maintained, the Equipment in good operating order and appearance, protect the Equipment from deterioration, other than normal wear and tear, and will not use, or permit to be used, the Equipment for any purpose other than that for which it is intended and is permitted by applicable law.

8.  POSSESSION AND USE OF THE EQUIPMENT

     8.1 Use of the Equipment. Purchaser shall not, and shall not permit any third party to, operate, use or locate the Equipment, or any part thereof, except as otherwise provided in this Agreement.

     8.2 Transfer of Title or Possession. Purchaser shall not, and shall cause each Lessee not to, without the prior written consent of Seller, lease, sublease or otherwise in any manner deliver, transfer or relinquish possession of the Equipment, or sell or convey any or all of its right, title and interest in or to any part thereof; provided, however, that, Purchaser may, without the prior written consent of Seller but subject to the conditions precedent set out herein, lease the Equipment to a Qualified Lessee pursuant to a Lease; further, provided, that if the Purchaser and Seller are unable to agree to amendments to the Lease required for a particular jurisdiction within 30 days from the Shipment Date for such Equipment, the Equipment shall be deemed sold to the Purchaser on the Standard Terms.

          Notwithstanding any lease of the Equipment permitted under this
Section 8.2, (1) Purchaser shall remain primarily liable hereunder for the performance of all of the terms of this Agreement to the same extent as if such permitted lease had not occurred, and (2) in connection with any permitted lease hereunder, Purchaser, at its own expense, shall take or cause to be taken all action reasonably requested by Seller to be taken, including filings, registrations and recordations, to preserve, and to continue to evidence the retention by Seller of title to the Equipment and the security interest in the other Collateral and Seller's other rights under the Conditional Sale Documents.

     8.3 Liens. Purchaser shall not, directly or indirectly, create, incur or assume or suffer to be created, incurred, assumed or to exist any Lien of any kind (other than Permitted Liens) on any of its rights, titles and interests in or under this Agreement or any of the other Conditional

Sale Documents or its rights and interests in and to the Equipment or any part thereof or any of the other Collateral, and if any such Lien other than any Permitted Lien does exist, Purchaser, at its sole cost and expense, shall promptly remove the same.

9.  TAXES

Purchaser hereby assumes liability for, and shall pay when due, and, on a net after-tax basis, shall indemnify, protect and hold harmless Seller against all fees, taxes and governmental charges (including, without limitation, interest and penalties) of any nature imposed on or in any way relating to Seller, Purchaser, any Qualified Lessee, any item of Equipment, this Agreement or any Lease, except state and local taxes on or measured by Seller's net income (other than any such tax which is in substitution for or relieves Purchaser from the payment of taxes it would otherwise be obligated to pay or reimburse to Seller as herein provided) and federal taxes on Seller's net income. Purchaser shall, at its expense, file when due with the appropriate authorities any and all tax and similar returns, and reports required to be filed with respect thereto, for which it has indemnified Seller hereunder or, if requested by Seller, notify Seller of all such requirements and furnish Seller with all information required for Seller to effect such filings. Any fees, taxes or other charges paid by Seller upon failure of Purchaser to make such payments shall, at Seller's option, become immediately due from Purchaser to Seller and shall be subject to the Overdue Charge from the date paid by Seller until the date reimbursed by Purchaser. Purchaser shall have no obligation to indemnify Seller under this
Section 9 to the extent that any tax or governmental charge results from the failure by Seller to take all steps which are reasonable and customary in the ordinary course of Seller's business to avail itself of any and all exemptions from liability for, or reductions in, any such taxes or governmental charges.

10.  INSURANCE

The Purchaser shall, or shall cause the corresponding Lessee, to maintain insurance with financially sound and reputable insurers, of the kinds and in the amounts customarily insured against by companies engaged in the same or similar business and similarly situated. The Purchaser shall, or shall cause the corresponding Lessee, to pay all insurance premiums payable as and when due. The Seller shall be named as sole loss payee or additional insured, as applicable, with respect to each such insurance policy.

11.  RISK OF LOSS

Risk of loss in respect of each item of Equipment shall pass to Purchaser on the Shipment Date in respect thereof. Upon the occurrence of an Event of Loss, Purchaser shall promptly pay to Seller the applicable Purchase Price Balance of the Equipment subject to the Event of Loss, interest on the Purchase Price Balance thereof from the most recent Payment Date in respect thereof to the date of payment at a per annum rate of 13.75% and the Prepayment Value determined by Seller with respect to such Equipment. Upon payment by Purchaser of the amounts in the preceding sentence, Seller will transfer to Purchaser, "AS IS, WHERE IS,

WITHOUT RECOURSE, REPRESENTATION OR WARRANTY," all of Lessor's right, title and interest, if any, in such items of Equipment.

12.  INDEMNIFICATION

Purchaser assumes liability for, and shall pay when due, and shall indemnify, reimburse and hold each Indemnified Person harmless from and against all Claims, directly or indirectly relating to or arising out of the acquisition, use, manufacture, purchase, shipment, transportation, delivery, installation, lease or sublease, ownership, operation, possession, control, storage, return or condition of any item of Equipment (regardless of whether such item of Equipment is at the time in the possession of Purchaser), the falsity of any non-tax representation or warranty of Purchaser or Purchaser's failure to comply with the terms of this Agreement during the Term. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of Equipment, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, or (iii) any Claim for negligence or strict or absolute liability in tort; provided, however, that Purchaser shall not indemnify Seller in respect of any Claim to the extent resulting from the gross negligence, willful misconduct or bad faith of Seller.

Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Seller's written demand, Purchaser shall assume and diligently conduct, at its sole cost and expense, the entire defense of any Indemnified Person against any indemnified Claim described in this Section 12. Purchaser shall not settle or compromise any Claim against or involving Seller without first obtaining Seller's written consent thereto, which consent shall not be unreasonably withheld. Purchaser shall give Seller prompt notice of any occurrence, event or condition in connection with which Seller may be entitled to indemnification hereunder. The provisions of this
Section 12 are in addition to, and not in limitation of, the provisions of
Section 9.

13.  EVENTS OF DEFAULT

An Event of Default shall occur if (i) Purchaser fails to make any payment due under Section 3.2 hereof within ten (10) days of the due date therefor or any other payment required under this Agreement when due and such failure continues for a period of three (3) days after written notice from Seller, or (ii) Purchaser fails to perform or observe any other covenant, condition or agreement to be performed or observed by it or breaches any provision contained in this Agreement or in any other document furnished to Seller in connection herewith, and such failure or breach continues for a period of thirty (30) days after written notice from Seller, or (iii) Purchaser without Seller's consent, attempts to assign this Agreement or sell, transfer, encumber, part with possession (other than under a Lease permitted hereunder) of any item of Equipment; or (iv) Purchaser makes any representation or warranty herein or in any document furnished by Purchaser in connection herewith, which shall have been materially false or inaccurate when made or at the time to which such representation or warranty relates; (v) an Event of Default (as therein defined) under any Guarantee shall occur; or (vi) Purchaser or any Qualified Lessee shall commit an act of bankruptcy or become insolvent or bankrupt or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver or either shall be appointed for them or for a substantial part of its property without its consent, or bankruptcy reorganization, or insolvency proceedings shall be instituted by or against them, and if instituted against them, shall not be vacated or dismissed within sixty (60) days. Any Event of Default shall be deemed material and a substantial impairment of Seller's interests for the purposes of this Agreement, the UCC, and any other applicable law.

14.  REMEDIES

Upon the occurrences of any Event of Default and at any time thereafter, provided such Event of Default is then continuing, Seller may, in its discretion, do any one or more of the following:

          (a)  accelerate the Maturity Date in respect of any or all Equipment;

          (b) recover any accrued and unpaid amounts which are due and owing under any Conditional Sale Document plus interest at the Overdue Rate;

          (c) recover any amounts due under any indemnity then determinable, plus interest at the Overdue Rate;

          (d)  require that Purchaser return the Equipment in accordance with
Section 15 hereof;

          (e) enter the premises where such Equipment is located and take immediate possession of and remove the same, all without liability to Seller or its agents for such entry;

          (f)  exercise the rights of "Lessor" under any Lease;

          (g) sell any or all of the Equipment at public or private sale, with or without notice to Seller or advertisement, or otherwise dispose of, hold, use, operate, lease to others or keep idle such Equipment, all free and clear of any rights of Purchaser and without any duty to account to Purchaser for such action or inaction or for any proceeds with respect thereto; and

          (h) exercise any other right or remedy which may be available to it under the UCC or other applicable law including the right to recover damages for the breach hereof.

In addition, Purchaser shall be liable for, and reimburse Seller for, all reasonable legal fees and all commercially reasonable costs and expenses incurred by Seller as a result of the foregoing defaults or the exercise of Seller's remedies, including without limitation, recovering possession of the Equipment, selling or leasing the Equipment (including broker's and sales representative's fees and commissions), and placing any Equipment in the condition required by Section 15. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Seller at law or in equity. No express or implied waiver by Seller of any default shall constitute a waiver of any other default by Seller, or a waiver of any of Seller's right.

15.  RETURN OF EQUIPMENT

If required to return any Equipment to the Seller hereunder, Purchaser shall, at its expense and risk, cause such Equipment to be removed, disassembled, and placed in the same condition as when delivered to Seller (reasonable wear and tear excepted) and properly crate such Equipment for shipment and deliver it to a common carrier designated by Seller. Purchaser will ship such Equipment, F.O.B. destination, to any address specified in writing by Seller within the continental United States. All additions, attachments, alterations and repairs made or placed upon any of the Equipment shall become part of such Equipment and shall be the property of Seller. The Equipment when returned to Seller pursuant to this Section 15 shall comply with the requirements of this Agreement.

16.  IDENTIFICATION

The Equipment shall bear the respective manufacturers' serial numbers. Purchaser, at its sole cost and expense, shall mark, or cause to be marked, legibly each item of Equipment on or before placing such Equipment into service and thereafter during the Term for so long as such Equipment is subject to the terms hereof, with a metal plate, disc, or other marking of the customary size no smaller than ten centimeters by seven centimeters (10cm. x 7cm) and bearing a legend as follows:

"THIS EQUIPMENT IS OWNED BY LUCENT TECHNOLOGIES INC., INTERNETWORKING SERVICES AND IS SUBJECT TO A CONDITIONAL SALE AGREEMENT BETWEEN LUCENT TECHNOLOGIES INC., INTERNETWORKING SERVICES AND COMMUNICATIONS EQUIPMENT LEASING CORP. AND IS LEASED TO [QUALIFIED LESSEE NAME] AND MAY NOT BE USED BY ANY OTHER PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF LUCENT TECHNOLOGIES INC. INTERNETWORKING SERVICES AND COMMUNICATIONS EQUIPMENT LEASING CORP."

or such other legend as may be reasonably requested by Seller to evidence the fact that the Equipment are subject to this Agreement. Purchaser shall not remove or deface, and shall require each Lessee to agree not to remove or deface, any metal plate, disc or other marking so placed on the Equipment or the identifying serial number of the Equipment or any part thereof and, in the event of such removal or defacement, shall promptly cause such metal plate, disc, other marking or serial number to be replaced.

17.  NOTICES

Except as otherwise specifically set forth in this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served, or sent by any party pursuant to this Agreement shall be in writing and shall be personally delivered, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, sent by Federal Express or other recognized overnight delivery service, addressed as follows:

     If to the Purchaser, to:
                                ----------------------

                                ----------------------

     with a copy to:
                                ----------------------

                                ----------------------

          Attn:
                                ----------------------

     If to the Seller, to:  Maribeth Harper
                            Assistant Secretary
                            Lucent Technologies Inc., InterNetworking Systems 1701 Harbor Bay Parkway
                            Alameda, CA  94502

     with a copy to:        David Sousa, Manager of Corporate Finance



Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as is delivered to the addressee (with an affidavit of personal delivery, the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

18.  GENERAL

18.1 Expenses. Without limitation of the terms of Section 12, Purchaser agrees, promptly upon demand, to pay to Seller all out-of-pocket costs and expenses (including reasonable attorneys fee) incurred by Seller in connection with this Agreement, the enforcement of any rights and remedies created in connection with the Conditional Sale Documents, or the entering into or giving or withholding of any future amendments or supplements or waivers or consents with respect thereto, as well as,

     (a) out of pocket costs payable to third parties arising with respect to the documentation of the Lease, perfection of the Seller's security first priority interest in the Collateral and rights to the Equipment located outside the continental United States, subject to the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed; and

     (b) all other expenses in connection with such transactions including, without limitation, all fees, taxes, expenses, and other charges (including, without limitation, reasonable fees and expenses of counsel) payable in connection with (i) any transfer of possession of or the replacement of the Equipment as provided in this Agreement, (ii) the recording or filing of instruments, including the Conditional Sale Documents, any financing statements, company charges and other filings described in this Agreement, (iii) any transfer of title to the Equipment pursuant to Section 4 and the removal of any Liens on the Equipment in connection therewith other than any fees, charges or expenses incurred in connection with the removal of any Seller Liens, and (iv) the taking, possession, removing, storing, repairing, leasing or selling of the Equipment as part of Seller's enforcement of any remedies under this Agreement, the Note or the other Conditional Sale Documents. Except as set forth herein, each party hereto shall pay its own expenses (including legal and accounting fees) incurred in the negotiation, documentation and review of the Agreement and any due diligence efforts expended in connection with its execution.

     18.2 Relationship Of The Parties. Nothing in this Agreement shall be construed as making either party a joint venturer, partner, agent, representative, or employee of the other party. The parties' status is that of independent contractors and, except as otherwise expressly set forth herein, the parties shall be responsible for determining the method, details, and means of performing their obligations described herein. Each party shall solely be responsible for its own employees. This Agreement is not intended to confer any right upon any person other than the parties to this Agreement.

     18.3 Entire Agreement, Merger And Modification, No Waivers, Severability. This Agreement and the Exhibits contains the entire understanding between the Seller and the Purchaser with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, dealings and negotiations. No modification, alteration or amendment shall be effective unless made in writing, dated and signed by duly authorized representatives of both parties. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the validity of the remaining provisions unless the Seller determines in its discretion that the court's determination causes this Agreement to fail in any of its essential purposes.

     18.4 Limitation Of Liability. In no event shall either party be liable to the other for any speculative, indirect, special or consequential damages, including but not limited to lost profits, even if advised of the possibility of such damages, in connection with performance under this Agreement.

     18.5  Interpretation.
           (a) Headings. Table of contents and section headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

           (b) References. Any reference to a specific Section or Section number shall be interpreted as a reference to that Section of this Agreement unless otherwise expressly provided.

           (c) Incorporation of Exhibits and Schedules. All annexes, schedules and exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement.

           (d) Governing Law. THIS AGREEMENT AND THE NOTE AND ALL THE RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER AND ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE THEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS., BUT NOT THE CHOICE OF LAW PROVISIONS, OF THE STATE OF CALIFORNIA, U.S.A..

     18.6 Submission to Jurisdiction. The parties hereto hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the California courts and of any United States federal courts sitting in California with respect to any disputes arising out of or in connection with this Agreement.

     18.7 Immunity. Purchaser agrees that in any legal action or proceedings against it or its assets in connection with this Agreement or the other Conditional Sale Documents, no immunity from legal action or proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of Purchaser or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings.

     18.8 Assignment. Seller may at any time, without notice to or the consent of Purchaser or any other Person, sell, assign, transfer, convey, grant participations in or otherwise dispose of to one or more persons, and any assignee, transferee, participant or other recipient may resell, reassign, retransfer or reconvey, at any time and from time to time, all or any portion of the Note any interest of Seller in any of the Collateral and/or the Conditional Sale Documents, and the rights, benefits and advantages of Seller hereunder and under the other Conditional Sale Documents. Seller shall promptly notify Purchaser of any such sale, assignment, transfer, conveyance, participation or disposal provided that the failure to provide such notice shall not adversely affect the transfer contemplated thereby.

     18.9 Further Acts. Subject to the limitations otherwise provided herein, Purchaser shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by Seller to establish, maintain and protect the rights, title, interests and remedies intended to be created or provided hereunder and under the other Conditional Sale Documents in favor of Seller and to carry out and effect the intent and purposes of this Agreement and the other Conditional Sale Documents. Without limiting the generality of the foregoing, Purchaser shall, at its own cost and expense, promptly furnish to Seller such information as may be required to enable Seller to file any reports, including tax returns, required to be filed by Seller with any governmental authority because of Seller's interests in the Equipment or in the other Collateral.

     18.10 No Waiver of Rights. No waiver of or delay or omission in the exercise of any right or remedy provided herein or in any other Conditional Sale Document or otherwise available to Seller shall impair, affect or be construed as a waiver of its rights thereafter to exercise the same. Any single or partial exercise by Seller of any right or remedy provided herein or in any other Conditional Sale Document shall not preclude any other or further exercise of any other right or remedy. Any extension of time for payment hereunder or other indulgences granted to Purchaser shall not alter, affect or waive Seller's rights or the obligations of Purchaser hereunder or under any other Conditional Sale Document, except in accordance with the explicit terms of such extension.

     18.11 No Oral Modification; Oral Agreements. No term or provision of this Agreement or the Note may be waived, modified, terminated or discharged orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

     18.12 Survival. Any other provisions contained in this Agreement to the contrary notwithstanding, it is hereby agreed that, except as otherwise provided herein, the provisions of Sections 9, 12, 14, 15 and 18, shall survive the expiration, cancellation, completion or termination hereof to the extent required thereby for their full observance and performance.

     18.13 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, the subrogees and participants of Seller.

     18.14 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     18.15 Confidentiality. Purchaser and Seller understand that certain commercial and financial information contained in this Agreement and each other Conditional Sale Agreement is considered by Purchaser and Seller as privileged and confidential. Purchaser and Seller each agree that it shall treat this Agreement and the terms hereof as privileged and confidential and will not, or permit its agents and advisers to, without the prior written consent of the other, disclose the terms and conditions of or the existence of this Agreement or the agreements of the parties contained herein to any third person or persons except (i) to legal counsel or auditors in connection with the transactions contemplated hereby, (ii) as may be required by law or in connection with legal proceedings, and (iii) to any transferee or assignee of Seller hereunder. In connection with any permitted disclosure of the terms and conditions of or the existence of this Agreement and each other Conditional Sale Agreement or the agreements contained herein to any person or entity, Purchaser or Seller, as the case may be, and such party's agents and advisers, shall request, and shall use reasonable efforts to obtain, confidential treatment of such information.

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date stated at the beginning of this Agreement.


LUCENT TECHNOLOGIES INC.,                 COMMUNICATIONS EQUIPMENT
INTERNETWORKING SERVICES                  LEASING CORP.


By:                                       By:
       --------------------------                --------------------------

Name:                                     Name:
       --------------------------                --------------------------

Title:                                    Title:
       --------------------------                --------------------------

                                  SCHEDULE I


                                Purchase         Purchase Price
                  Month       Price Factor       Balance Factor
                  -----       -------------      --------------
                      1             0.00000           1.0103531
                      2             0.00000           1.0204760
                      3             0.00000           1.0195812
                      4             0.01146           1.0183365
                      5             0.01146           1.0173907
                      6             0.01146           1.0121751
                      7             0.01572           1.0062315
                      8             0.01572           1.0009007
                      9             0.01572           0.9951815
                     10             0.01572           0.9897366
                     11             0.01572           0.9839058
                     12             0.01572           0.9704845
                     13             0.02358           0.9569247
                     14             0.02358           0.9429061
                     15             0.02358           0.9290614
                     16             0.02358           0.9147644
                     17             0.02358           0.9006551
                     18             0.02358           0.8785397
                     19             0.03144           0.8553152
                     20             0.03144           0.8327304
                     21             0.03144           0.8096337
                     22             0.03144           0.7865759
                     23             0.03144           0.7630168
                     24             0.03144           0.7394764
                     25             0.03144           0.7156923
                     26             0.03144           0.6914229
                     27             0.03144            0.671414
                     28             0.03144           0.6423856
                     29             0.03144           0.6175963
                     30             0.03144           0.5846903
                     31             0.03930           0.5508579
                     32             0.03930           0.5172610
                     33             0.03930           0.4831436
                     34             0.03930           0.4488456
                     35             0.03930           0.4140427
                     36             0.03930           0.3790293
                     37             0.03930           0.3436535
                     38             0.03930           0.3077966
                     39             0.03930           0.2716833
                     40             0.03930           0.2351053
                     41             0.03930           0.1982394
                     42             0.03930           0.0002918
                                    0.20000